Exhibit 99.1

O2Diesel Announces Second Quarter 2008 Financial Results

NEWARK, DE--(Marketwire - August 15, 2008) - O2Diesel Corporation (OTCBB: OTOD), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally fueled fleets of all types, announced today financial results for the second quarter ended June 30, 2008.

Alan Rae, Chief Executive Officer of O2Diesel, stated, "The first half of 2008 has continued to be a challenge to the entire alternative fuels industry in all markets, however it is our firm belief that the global opportunities for clean-burning, renewable fuels have never been greater and timelier. Despite the challenges, O2Diesel continues to provide optimum near and long-term solutions to many of the problems being encountered globally with the need to improve air quality and reduce our dependence on oil. The balance of 2008 should see many of the projects we have begun over the past several years maturing. The development of O28 for the U.S. Air Force has continued to move forward and we expect to conclude the final testing and to obtain a decision on their wide scale use of this fuel by late Summer or early Fall. In Europe, the tests conducted at Veolia Transit have, as anticipated, gone very well as evidenced by their press conference in April. Our efforts in South America continue as we seek greater market awareness in Paraguay and Colombia. As part of our effort to streamline our operations and cut our overhead, we have continued to execute cost saving measures throughout the organization by remaining focused on commercial implementation via strategic partnerships with companies that will help support the costs of developing our target markets while participating in the economic benefits. Our progress in this area has allowed us to reduce operating expense for the first half of the year by nearly 40% and we fully anticipate expanding this strategy into new untapped markets."

For the second quarter ended June 30, 2008, the Company reported revenues of $6,579 as compared to revenues of $18,785 for the same period of 2007. The Company reported a net loss of $1.31 million, or ($0.02) per share for the quarter ended June 30, 2008 as compared with a net loss of $2.1 million, or ($0.03) per share for the same period of 2007.

At June 30, 2008, the Company had $1.3 million in assets, including $.164 million in cash and cash equivalents and $.215 million in restricted cash, compared to $0.46 million in cash and cash equivalents and $3.1 million in restricted cash for the quarter ended June 30, 2007. Working capital stands at approximately ($1.44) million compared to $3.3 million at the quarter ended June 30, 2007. Shareholders equity was approximately ($1.1) million compared to $3.5 million at June 30, 2007.

Mr. Rae continued, "We remain very optimistic about our new partnership with KL Process Design Group (KL) announced earlier his year. Their position as a leader in the development of cellulosic-based-ethanol (CBE) process technology and the fact that they have built and are operating a small commercial scale plant in Upton Wyoming has enabled us to create a lot of interest in the commercial application of this technology with potential partners in Europe and South America. This enthusiastic response demonstrates that we are in a position, with KL, to be at the forefront in the roll out of second generation ethanol technology, which will further support our strategy to vertically integrate with ethanol production to obtain a greater percentage of the value created with every gallon of O2Diesel™ sold. We are confident that the remainder of 2008 will bring positive change for the Company."

More about O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (OTCBB: OTOD), and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation's business which are not historical facts are 'forward-looking statements' that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. "O2Diesel" and "CityHome" are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000 ext. 221